Exhibit 10.6

Donnelley Financial Solutions, Inc.
Non-Employee Director Compensation Plan

Effective as of December 16, 2021

Each director shall receive (A) an annual cash retainer (a “Cash Retainer”) and (B) an annual equity retainer (an “Equity Retainer”) to be paid in the form of a grant of Restricted Stock Units (“RSUs”) each on the date of the Company’s Annual Meeting of Stockholders, as described further below and pursuant to the Company’s Performance Incentive Plan in effect on such date (the “Plan”).

1)
Cash Retainer.
a)
Each director shall be entitled to a Cash Retainer equal to $80,000.
b)
Any director in a leadership role shall be entitled to an additional Cash Retainer in the applicable amount described in the table below:

Chairman of the Board	$50,000
Chairman of the Audit Committee	$25,000
Chairman of the Compensation Committee	$25,000
Chairman of the Corporate Responsibility & Governance Committee	$20,000
c)
Any director serving on more than one committee shall be entitled to an additional Cash Retainer of $5,000 for each additional committee.

2)
Equity Retainer.
a)
Each director shall be entitled to an Equity Retainer equal to $175,000.
b)
The Chairman of the Board shall be entitled to an additional Equity Retainer equal to $50,000.
c)
The number of shares granted shall be calculated pursuant to the terms of the Plan and shall be rounded down to the nearest share.
d)
RSUs will vest and be payable on the first anniversary of the grant date, but will be payable in full on the earlier of (i) the date the director ceases to be a Director of the Company and (ii) a Change in Control (as defined in the Plan).
e)
Dividend equivalents on the RSUs issued hereunder are deferred, credited with interest quarterly at the same rate as five-year U.S. government bonds and paid out in cash at the same time the corresponding portion of the award becomes payable.
f)
The Company shall make payment of the RSUs in Company common stock.
g)
Directors may defer payment of the RSUs in accordance with procedures specified by the Company.

3)
General.
a)
If any director joins the Board on a date other than the date of the Company’s Annual Meeting, then a pro-rata portion of each of the applicable Cash Retainer and Equity Retainer from the date joined to the next Annual Meeting date shall be granted; provided, however, that any director of R.R. Donnelley & Sons Company (“RRD”) who joins the Board in connection with the spin-off of the Company from RRD shall not be entitled to such pro-rata portion of the Cash Retainer or Equity Retainer.
b)
Each director is expected to comply with the terms of any stock ownership guidelines for non-employee directors that are established by the Company, as in effect from time to time.